                                  EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(610) 524-0188

             KENSEY NASH ANNOUNCES 99% INCREASE IN NET INCOME DRIVEN
            BY 72% INCREASE IN NET SALES FOR ITS THIRD FISCAL QUARTER
              -COMPANY FURTHER INCREASES GUIDANCE FOR FISCAL YEAR-

EXTON, PA, APRIL 16, 2003 -- Kensey Nash Corporation (Nasdaq: KNSY) today announced record financial results for its third fiscal quarter ended March 31, 2003. Total revenues for the third quarter, which include both net sales and royalty income, increased 61% to $11.7 million compared to $7.2 million in the prior year period. Net sales increased 72% to $7.2 million from $4.2 million in the comparable quarter of the prior fiscal year, while royalty income increased 48% to $4.2 million from $2.8 million. Operating income increased 164% to $2.9 million for the quarter and reflects the strength of the company's core business. Despite the impact of a declining interest rate environment, net income for the quarter increased 99% to $2.0 million, or $0.17 per share, compared to $1.0 million, or $0.09 per share, for the prior period. These results exceeded the previously announced guidance for the quarter of $11.0 million in revenue and $0.16 per share for net income.

Total revenues for the nine months ended March 31, 2003 increased 49% to $31.1 million compared to $20.9 million in the prior year period. Net sales increased 44% to $18.8 million from $13.1 million in the comparable nine months of the prior fiscal year. Royalty income increased 59% to $11.7 million from $7.4 million. Operating income for the nine months increased 100% to $7.2 million compared to $3.6 million for the prior year period. Net income for the nine months increased 64% to $5.2 million, or $0.46 per share, compared to $3.2 million, or $0.28 per share, for the prior period.

Kensey Nash's balance sheet continued to be strong with $76.5 million of total assets, $68.9 million of stockholders' equity and only $1.3 million of total debt. During the quarter, the company generated cash from operations of $4.1 million, and reported $41.0 million of cash and investments at March 31, 2003.

"We are pleased to report strong results for the quarter," commented Joseph W. Kaufmann, president and CEO of Kensey Nash Corporation. "Sales of our biomaterials products continued to expand significantly exceeding $7 million in the quarter. This represents an increase of 70% over last year and 12% sequentially. Sales of both cardiology and sports medicine products were the primary drivers in the quarter. In addition, Angio-Seal(TM) royalties continued to increase, resulting in our sixth consecutive record quarter. We had originally targeted top and bottom line growth for our fiscal year 2003 in excess of 30%. Now our outlook is for 45 to 50% top line growth and earnings per share growth of over 50%. This is despite significant increases in research and development spending, and the establishment of a sales and marketing infrastructure for the launch of our TriActiv(R) system in Europe."

"We are also pleased to report continuing progress with the commercial launch of our TriActiv System in Europe and clinical status in the U.S.," Mr. Kaufmann continued. "This quarter we recorded net sales in excess of $100,000 in the European Union. Furthermore, we continue to enroll patients in our PRIDE randomized pivotal clinical trial to support a U.S. regulatory approval. We are working diligently to complete our enrollment and meet our goal for U.S. approval in early calendar year 2004," he concluded.

The Company is raising its previously announced guidance for the fourth quarter and fiscal year. Total revenues for the fourth fiscal quarter are estimated to be in the $12.0 to $12.5 million range, including net sales in the $7.4 to $7.9 million range, royalty income of $4.3 million and research and development revenue of $300,000.

Net of income tax, the Company expects to record approximately $0.18 to $0.19 earnings per share in the fourth quarter and $0.64 to $0.65 for its fiscal year.

A live webcast of the conference call will be broadcast Thursday, April 17, 2003 at 11:00 AM eastern time. Please visit the investor relations page at www.kenseynash.com for the link. To participate in the conference call, interested parties may call 612-332-0107. A replay of the call will also be available starting April 17, 2003 at 2:30 PM Eastern until Tuesday April 22, 2003 at midnight eastern time by calling 800-475-6701, access code 680524. A recording of the broadcast will be available on the Kensey Nash website for one year following the date of the call.

Kensey Nash Corporation has significant expertise and experience in designing, developing, manufacturing and processing proprietary absorbable biomaterials products for the cardiology, orthopedics, drug and biologics delivery, periodontal/dental and wound care markets. The Company is also a leader in the development of cardiovascular medical technology devices for arterial puncture closure. The Company's TriActiv(R) Balloon Protected Flush Extraction System for the treatment of saphenous vein graft disease is available for sale in the European Union and is in clinical trials in the United States. Angio-Seal is a trademark of St. Jude Medical, Inc.

The TriActiv System is designed to prevent heart attacks during the treatment of saphenous vein grafts (SVGs) in patients who previously received coronary bypass surgery, but now have blockages in the grafts. The device incorporates three features to address the common problem of distal embolization - a protection balloon guidewire, a flush catheter, and an extraction system to remove debris from the grafts.

This press release contains forward-looking statements that reflect the Company's current expectations about its prospects and opportunities, including, without limitation, the revenue and earnings guidance provided by the Company for its fourth fiscal quarter and fiscal 2003. The Company tried to identify these forward looking statements by using words such as "expects," "anticipates," "estimates," "plans" or similar expressions. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, St. Jude Medical's success in marketing the Angio-Seal(TM) device, demand for and the Company's ability to develop and manufacture biomaterial products, including Angio-Seal(TM) components, clinical and marketing success of the TriActiv(R) system, additional regulatory approvals, and competition from other technologies in the marketplace. For a more detailed discussion of these and other factors, please see the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

The Company also cautions that results of operations in any past period should not be considered indicative of the results to be expected for future periods. Fluctuations in operating results may also result in fluctuations in the price of the Common Stock.


                        -FINANCIAL INFORMATION TO FOLLOW-

                             KENSEY NASH CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                        THREE MONTHS                    NINE MONTHS
                                                      ENDED MARCH 31,                  ENDED MARCH 31,
                                                ---------------------------     ---------------------------
                                                    2003            2002            2003            2002
                                                ---------------------------     ---------------------------
Revenues:
    Net sales                                   $ 7,249,690     $ 4,209,622     $18,765,321     $13,060,499
    Research and development                        246,678         198,120         611,311         478,853
    Royalty income                                4,171,353       2,818,180      11,725,845       7,388,280
                                                ---------------------------     ---------------------------
         Total revenues                          11,667,721       7,225,922      31,102,477      20,927,632
                                                ---------------------------     ---------------------------
Operating costs and expenses:
    Cost of products sold                         3,239,491       2,062,734       8,560,081       6,277,640
    Research and development                      3,690,769       2,813,438      10,245,484       7,877,592
    Selling, general and administrative           1,885,142       1,269,627       5,090,324       3,172,772
                                                ---------------------------     ---------------------------
         Total operating costs and expenses       8,815,402       6,145,799      23,895,889      17,328,004
                                                ---------------------------     ---------------------------
Income from operations                            2,852,319       1,080,123       7,206,588       3,599,628
Interest and other income, net                      231,901         420,312         834,388       1,248,665
                                                ---------------------------     ---------------------------
Pre-tax income                                    3,084,220       1,500,435       8,040,976       4,848,293
Income tax                                        1,125,596         517,650       2,838,969       1,672,661
                                                ---------------------------     ---------------------------
Net income                                      $ 1,958,624     $   982,785     $ 5,202,007     $ 3,175,632
                                                ===========================     ===========================
Income per common share, assuming dilution      $      0.17     $      0.09     $      0.46     $      0.28
                                                ===========================     ===========================
Weighted average common shares outstanding       11,556,775      11,361,024      11,403,112      11,240,536
                                                ===========================     ===========================


                         CONDENSED CONSOLIDATED BALANCE SHEETS
                                      (UNAUDITED)


                                                               MARCH 31,        JUNE 30,
                                                                 2003            2002
ASSETS
Current assets:
     Cash, cash equivalents and investments                   $41,008,355     $31,874,263
     Trade receivables                                          3,456,375       3,331,046
     Other receivables                                          4,708,925       3,645,617
     Officer loan                                               1,962,523       1,882,369
     Inventory                                                  3,494,778       2,518,924
     Prepaids and other assets                                  2,121,823       1,160,834
     Deferred tax asset, current                                  375,936       1,313,517
                                                              -----------     -----------
          Total current assets                                 57,128,715      45,726,570
                                                              -----------     -----------
Property, plant and equipment, net                             12,229,497      11,310,928
Acquired puncture closure patents, net                          2,739,405       2,936,674
Deferred tax asset, non-current                                 1,075,714       1,608,760
Goodwill                                                        3,284,303       3,284,303
Restricted investments                                                  -       2,113,072
                                                              -----------     -----------
Total assets                                                  $76,457,634     $66,980,307
                                                              ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities:
     Accounts payable and accrued expenses                    $ 5,983,017     $ 2,810,845
     Current portion of debt                                      821,584         978,902
     Deferred revenue                                             322,625         293,035
                                                              -----------     -----------
          Total current liabilities                             7,127,226       4,082,782
                                                              -----------     -----------
Long-term debt                                                    434,261       1,330,484
                                                              -----------     -----------
Total stockholders' equity                                     68,896,147      61,567,041
                                                              -----------     -----------
Total liabilities and stockholders' equity                    $76,457,634     $66,980,307
                                                              ===========     ===========